Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This AMENDMENT NO. 3 TO RIGHTS AGREEMENT, dated as of March 30, 2026 (this “Amendment”), is made and entered into by and between Kezar Life Sciences, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of October 17, 2024 (as amended by that certain Amendment No. 1, dated as of December 3, 2024, and Amendment No. 2, dated as of October 16, 2025, the “Agreement”);

WHEREAS, the Board of Directors of the Company has determined it to be desirable to amend the Agreement on the terms set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Agreement, prior to such time as any Person becomes an Acquiring Person, the Company and the Rights Agent may, if the Board of Directors of the Company so directs, from time to time supplement or amend any provision of the Agreement as the Company may deem necessary or desirable without the approval of any holder of the Company or any other Person other than the Rights Agent;

WHEREAS, as of the date hereof, no Person has become an Acquiring Person under the Agreement; and

WHEREAS, pursuant to the terms of the Agreement and in accordance with Section 27 thereof, the Board of Directors of the Company has directed that the Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Agreement and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to the Agreement.

a. Section 1. Section 1 is hereby amended and supplemented to add the following definitions in the appropriate locations thereunder:

“(w)(2) “Merger Sub” shall mean Aurinia Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Aurinia US.

(y)(2) “Permitted Event” shall have the meaning set forth in Section 1(c) hereof.

(d)(2) “Aurinia Ultimate Parent” shall mean Aurinia Pharmaceuticals Inc., a company incorporated under the laws of the Province of Alberta.

(d)(3) “Aurinia US” shall mean Aurinia Pharma U.S., Inc., a Delaware corporation and wholly-owned subsidiary of Aurinia Ultimate Parent.

(d)(4) “Aurinia Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 30, 2026, by and among the Company, Aurinia US, Merger Sub, and Aurinia Ultimate Parent, as it may be amended from time to time.”

b. Section 1(c). The definition of “Acquiring Person” in Section 1(c) of the Agreement is hereby amended by adding the following text as the final paragraph of such definition:

“Notwithstanding anything to the contrary in this Agreement, no Person, including Aurinia Ultimate Parent and its Subsidiaries, Affiliates and Associates, shall be deemed an Acquiring Person by virtue of (i) the approval, execution, delivery, performance or announcement of, or the entry into, the Aurinia Merger Agreement, (ii) the approval, execution, delivery, performance or announcement of any other contract or instrument in connection with the Aurinia Merger Agreement, (iii) their acquisition or their right to acquire or Beneficial Ownership of Company Common Stock (as defined in the Aurinia Merger Agreement) as a result of their execution, delivery or performance of, or the entry into, the Aurinia Merger Agreement or (iv) the announcement or consummation of the Merger (as defined in the Aurinia Merger Agreement) or the other transactions contemplated in the Aurinia Merger Agreement (the events in clauses (i), (ii), (iii) and (iv) being referred to as a “Permitted Event”).”

c. Section 1(e). The definitions of “Beneficial Owner,” “beneficially own,” and “Beneficial Ownership” in Section 1(e) of the Agreement are hereby amended by adding the following penultimate paragraph thereto:

“Notwithstanding anything in this Section 1 or this Agreement to the contrary, no Person, including Aurinia Ultimate Parent and its Subsidiaries, Affiliates and Associates, either individually or together with any other Person, shall be deemed to be or become a “Beneficial Owner” of, or to “Beneficially Own” or have “Beneficial Ownership” of any securities by virtue of, or as a result of, any Permitted Event.”

d. Section 1(mm). The definition of “Shares Acquisition Date” in Section 1(mm) of the Agreement is hereby amended by adding the following as the last paragraph thereto:

“For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not occur or be deemed to have occurred as a result of any Permitted Event.”

e. Section 3(a). The definition of “Distribution Date” in Section 3(a) of the Agreement is hereby amended by adding the following sentence thereto:

“For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Distribution Date shall not occur or be deemed to have occurred as a result of any Permitted Event.”

f. Section 11. Section 11 of the Agreement is hereby amended by adding the following at the end of the first sentence of Section 11:

“provided, however, that notwithstanding anything in this Agreement to the contrary, no adjustment pursuant to this Section 11 shall apply to or be deemed to apply to, or occur or be deemed to have occurred, as a result of any Permitted Event.”

g. Section 11(a)(iii). Section 11(a)(iii) of the Agreement is hereby amended by adding the following sentence thereto:

“For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Section 11(a)(ii) Trigger Date shall not occur or be deemed to have occurred as a result of any Permitted Event.”

h. Section 13. Section 13 of the Agreement is hereby amended by adding the following sentence thereto:

“For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, this Section 13 shall not apply to or be deemed to apply to, or occur or be deemed to have occurred, as a result of any Permitted Event.”

i. Section 7(a). Section 7(a) of the Agreement is hereby amended, replaced and restated in its entirety as follows:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price in cash, or by certified check, cashier’s check, bank draft or money order payable to the order of the Company for each one one-thousandth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, and prior to the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the right to exercise such Rights is terminated as provided in Section 24 hereof, and (iv) immediately prior to the Effective Time (as defined in the Aurinia Merger Agreement) of the merger of Merger Sub with and into the Company pursuant to the Aurinia Merger Agreement but only if the Effective Time shall occur, at which time (of the earliest of (i), (ii), (iii) and (iv) above) the Rights are automatically terminated without further action by the Company or the Rights Agent (and, for the avoidance of doubt, without payment of any Redemption Price). Except for those provisions herein and obligations hereunder which expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are terminated or no longer exercisable hereunder.”

j. Section 30. Section 30 of the Agreement is hereby amended by adding the following sentence thereto:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the consummation or occurrence of any Permitted Event.”

2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company (i) certifies (in her capacity as an officer of the Company and not in her personal capacity) that (A) this Amendment complies with the applicable terms and conditions of the Agreement, including Section 27 of the Agreement, (B) the Rights remain redeemable at the date of this Amendment, and (C) this Amendment does not adversely affect the rights, duties, obligations or immunities of the Rights Agent under the Agreement, and (ii) directs the Rights Agent to execute this Amendment.

3. Interpretation. From and after the execution and delivery of this Amendment, the term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment, provided that the Company shall provide notice to the Rights Agent of the Closing Date (as defined in the Aurinia Merger Agreement) as soon as reasonably practicable following the determination thereof.

6. Governing Law. Section 32 of the Agreement shall apply mutatis mutandis to this Amendment.

7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and its respective successors and assigns.

8. Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

9. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

10. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly set forth herein, all other terms and conditions of the Agreement are unchanged and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Rights Agreement to be duly executed as of the day and year first above written.

KEZAR LIFE SCIENCES, INC.		COMPUTERSHARE TRUST COMPANY, N.A., AS RIGHTS AGENT

By:	/s/ Christopher Kirk	By:	/s/ Patrick Hayes
	Name: Christopher Kirk, Ph.D.	Name: Patrick Hayes
	Title: Chief Executive Officer	Title: Manager, Client Management